Exhibit 10.2

                             ATTORNEY FEE AGREEMENT

1. The Attorney of John T. Martin (hereinafter referred to as the "Attorney") will represent CYPOST, INC. (hereinafter refereed to as "Client") in various corporate and securities matters including by not limited to filing of reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

2. The above legal services and others will be performed by the Attorney after consultation with and authorization from the Client.

3. The fee to be paid is one million (1,000,000) shares of common stock for the period April 1st, 2002 to July 15th, 2002. Client shall register all shares of common stock on Form S-8 upon execution of this Agreement. Upon execution of this Agreement, these shares are deemed earned and are non-fundable.

By executing this Agreement, Client acknowledges that the services to be rendered are not in connection with a capital raising transaction and do not directly or indirectly promote or maintain a market for the securities of Client.

4. The Client agrees to compensate the Attorney for the cost of long distance telephone charges, Edgar fees, messenger services or any other out-of-pocket expenses and any advances to third parties which may be necessarily incurred in the representation of the Client.

5. All payments for out-of-pocket fees and expenses are due upon presentation of invoices.

6. The Attorney is authorized to take all actions which the Firm deems advisable on behalf of the Client. The Attorney agrees to notify the Client promptly of all significant developments in regard to the Client.

7. Client will fully cooperate with the Attorney and provide all information known to the Client or available to the Client which, in the opinion of the Attorney, would aid the Attorney in representing the Client.

8.  The  Attorney  agrees  to  use  its best efforts in representing the Client.

9. The Attorney may terminate this Agreement if the Client is in breach of its obligations under this Agreement or if the Attorney is otherwise required to do so in accordance with the rules of professional conduct governing attorneys. The Client is entitled to terminate this Agreement subject to its contractual liability to the Attorney for services rendered.


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10.  This Agreement will terminate December 31, 2002. The Client agrees that the
Attorney shall be paid in full for any services performed preceding termination for which the Attorney has not been paid.

11. This writing includes the entire Agreement between the Client and the Attorney regarding this matter. This Agreement can only be modified with another written agreement signed by the Client and the Attorney. This Agreement shall be binding upon the Client and the Attorney and their respective heirs, legal representatives and successors in interest.

12. Both the Client and the Attorney have read and agreed to this Agreement. The Attorney has provided the Client with answers to any questions and has further explained the Agreement to the compete satisfaction of the Client. The Client has also been given a copy of the Agreement.

In Witness Whereof, the parties have executed this Agreement as of the 15th day of July, 2002.

John  T.  Martin


/s/  John  T.  Martin
--------------------------
By:  John  T.  Martin
For  the  Firm


CYPOST,  INC.


/S/  Javan  Khazali
--------------------------
By:  Javan Khazali, Chief Executive Officer


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